EXHIBIT 99.1

For more information contact: Media Chelsea Rarrick +1 804 864 1618 Chelsea.Rarrick@markel.com Investors Investor Relations Markel Group Inc. IR@markel.com
FOR IMMEDIATE RELEASE

Mike Heaton named Chief Operating Officer of Markel Group

RICHMOND, VA, February 26, 2024 — Markel Group Inc. (NYSE: MKL) announced that Mike Heaton will become Executive Vice President and Chief Operating Officer effective today. In this expanded role, he will oversee the day-to-day operations of the holding company and continue developing the system that supports Markel Group’s family of companies.

Heaton has a substantial track record supporting the businesses in Markel Group. Most recently, he was Executive Vice President, where he led the transformation from Markel Corporation to Markel Group Inc. by establishing a more formal holding company identity, structure, and team. From 2016 to 2022, Heaton served as President of Markel Ventures, and he was Chief Operating Officer of Markel Ventures before that.

“Mike has been by my side for close to two decades now,” said Chief Executive Officer Tom Gayner. “He is an incredible operator and thought partner who played a huge role in building the team, structure, and processes that made Markel Group into a great home for businesses. Operating with this level of autonomy, accountability, and love for our companies is not easy, but the system that Mike and the team created, and will continue to evolve, makes it possible.”

As Executive Vice President and Chief Operating Officer, Heaton will oversee the day-to-day operations for Markel Group with an intentional focus on three core priorities: pursuing the best capital allocation opportunities, attracting and supporting top company leaders, and amplifying the cultural values in the Markel Style. He will continue to report to Gayner from Markel Group’s global headquarters in Glen Allen, Virginia.

“There is always more work to be done, but I really do think that we can be the best home in the world for businesses,” said Heaton. “A place where people with shared values have the space and support that they need to win. To have the opportunity to help build something like this is the honor of a lifetime, and I’m going to give everything I can to make it happen.”

About Markel Group
Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.